DTCC DERIVATIVES REPOSITORY LTD
DTCC DATA REPOSITORY (U.S.) LLC
THIRD-PARTY PROVIDER AGREEMENT
Certain users ("Users") of the DTCC Derivatives Repository Ltd., the DTCC Data Repository (U.S.) LLC, and such other data repositories as may be affiliated with them and become operational (each, a "Repository" or  a "Company" and, together, the "Repositories" and the "Companies") have requested that the Repositories  give limited access to their System to the __________. (the "Provider") as set forth below in this agreement (the "Agreement"). Capitalized terms used in this Agreement but not defined herein are used as defined in the Operating Procedures of each Company (collectively, the "Operating Procedures"). Current versions of the Operating Procedures, which may be amended from time to time, are available on the DTCC Deriv/SERV LLC ("Deriv/SERV") website.
1. The Provider acknowledges it has received from each Company, and in the future may receive, certain technical specifications for the applicable Company's services, setting forth processes, concepts and software applications that are proprietary and owned by The Depository Trust & Clearing Corporation ("DTCC") and may be patent pending and may not be disclosed or used except as set forth herein for any other purpose without the express permission of DTCC. The Provider is hereby given permission to use such Technical Specifications --Messaging Architecture for the limited purposes of establishing an interface between the System and the Provider's systems in order to enable Users to use each Company's services via the Provider's systems.  The Provider also acknowledges receipt of certain other technical specifications setting forth means of submitting records to and receiving records from the System. All of this material is also proprietary to DTCC and confidential and may not be disclosed or otherwise used by the Provider except for the limited purposes of establishing an interface between the System and the Provider's systems in the manner contemplated by this Agreement. All such material referred to in this paragraph is current as of the date hereof, but may be revised by the Companies from time to time, provided that the Provider receives substantially as much advance notice of revisions as Users or other similarly situated providers of the System receive (as so revised from time to time, such material is collectively referred to herein as the "Technical Specifications"). Provider agrees it will treat the Technical Specifications as confidential information under Section 8 (Confidential Information and Use of Data) of the Important Legal Information section of the Operating Procedures, as if Provider were a User thereunder. Provider agrees to submit all transactions in a format acceptable to the Companies, as communicated to Provider, from time to time, including using the latest updated versions of templates and trade terms definitions in the Operating Procedures as posted on the Deriv/SERV website or such successor website.
2. Subject to the provisions of this Agreement, the Provider is granted non-exclusive, revocable access to the System for the sole purpose of providing a service to Users that have authorized the Provider to access the System on such User's behalf. Such access shall include the ability to receive information from the System as described herein and submit information into the System, in each case for and on behalf of Users to the extent permitted by such Users. Such access shall be effected pursuant to interfaces set forth in the Technical Specifications. Nothing in this agreement requires either Company to provide any particular manner of access to the Provider, except those set forth in the Technical Specifications for which appropriate User permission has been obtained by one or more Companies. For all purposes of this Agreement, and notwithstanding any implication to the contrary that may be contained in other provisions of this Agreement, any permission provided by Users for the Provider to access the System must, to be effective under this Agreement, meet the contractual requirements specified by the Companies in this Agreement in its sole discretion.
3. In addition to, and not in limitation of, any other restrictions in this Agreement on use of Records and other information obtained from the System, it is acknowledged that, for as long as the Provider maintains an interface with the System as contemplated by this Agreement, the Technical Specifications will permit the Provider, with appropriate contractual authorization from the relevant Users, to obtain information from the System with respect to User transactions that were not associated with the Provider's services. The Provider shall only use such information in accordance with the contractual authorization and consent provided by the relevant Users. It is acknowledged that other uses of such Records or other information obtained from the System may be authorized pursuant to another Third-Party Provider Agreement relating to the provision of services other than those described herein.
4. The Provider acknowledges that each Company will operationally permit any provider to process post trade events where the original transaction (or any post trade event relating thereto) was submitted by another provider, assuming appropriate User permission in each case.
5. The Provider, in connection with its use of the System, must use commercially reasonable efforts to maintain proper information security safeguards in compliance with requirements that the Company makes available to all similarly situated providers from time to time.
6. During the term of this Agreement and for a period of one hundred and eighty (180) days following the termination of this Agreement, no more than twice in any calendar year, the Companies may, during normal business hours at their own expense and upon at least ten (10) days prior written notice, inspect and conduct audits at the Provider's facilities of all records reasonably related to validating the Provider's compliance with the restrictions set forth in this Agreement on use of Transaction Records or updates or information obtained from the System or received from the Companies relating to the System pursuant to  this Agreement and its use of appropriate information security safeguards in accordance with this Agreement.
7. Upon the election of Provider, such audit must be conducted by an independent third party at Provider's expense, to be selected by the Companies and approved by the Provider, such approval not to be unreasonably withheld. The Companies shall require that the third-party auditor shall not disclose to any Company or any third party any information that is not necessary to ascertain Provider's compliance with this Agreement
8. Provider agrees to abide by Sections 3 (Notices), 4 (Provision and Use of the Services, except for the provision on fees and money settlement), 5 (Access to the System and Security), 7 (Compliance with Applicable Laws), 8 (Confidential Information and Use of Data to the extent set forth in paragraph 2 above), 9 (Limitations of Liability and Disclaimer) and 10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial) of the Important Legal Information section of the Operating Procedures as if the Provider were a User referred to therein.
9. Users shall contract directly with each Company in order to utilize their respective services either directly or through the Provider. Users shall also contract directly with the Provider in order to access a Company's services through the Provider, and neither Company shall have any liability to the Provider for claims of Users arising from or based upon such access.
10. Compliance with Requirements of Regulatory Authorities:
i. Each Party (the "Notifying Party") shall promptly notify the other Parties of any action taken by a regulatory body or agency that, in the reasonable judgment of such Notifying Party, has or is reasonably expected to have a material adverse effect on the performance of another Party's obligations under this Agreement or will necessitate changes to the systems, programs or related documentation, utilized by it to perform its obligations under this Agreement.
ii. Provider will support all regulatory commitments by Users and regulatory requirements applicable to one or more Companies that affect a Company's ability to meet industry regulatory commitments and regulatory requirements within the timeframes set by such commitments or requirements, or, if it cannot comply, Provider will notify the applicable Company or Companies no later than it notifies its customers or regulators that it will not meet such commitments or requirements. Each Company agrees to take all reasonable steps to assist with Provider's compliance.
iii. Each Party will allow examiners and other authorized representatives of the federal and state regulatory agencies that have appropriate jurisdiction over the other Parties reasonable access from time to time during normal business hours and upon prior written request to the books and records of such Party solely with respect to the transactions of Users who have authorized Provider's use of the System on their behalf pursuant to paragraph 3 above and each Party will cooperate with such agencies to the extent reasonably necessary to enable the other Parties to comply with its obligations under law with regard to such requests for access.
11. If the Provider has breached any of the material terms of this Agreement and the Companies in their reasonable discretion determine that such breach is capable of cure, the Companies shall give notice to the Provider of such breach and shall give the Provider a two (2) week period to cure such breach. If in the Companies' reasonable discretion, they determine that the Provider has not cured such breach in such two (2) week period, one or more Companies may terminate the interface or access established pursuant to this Agreement without further notice.
If such material breach is substantially similar to an earlier breach of this Agreement by the Provider, no Company shall be obligated to wait for such two (2) week period before terminating such interface or access without notice. If the Provider has materially breached any of the terms of this Agreement and the Companies in their reasonable discretion determine that such breach is not capable of cure, they may terminate the interface or access established under this Agreement without notice. In addition, upon providing the other parties with six (6) months' prior written notice, any party may, at any time and in its sole discretion and for any reason, terminate its participation in this Agreement, and all associated licenses and rights conferred hereby are deemed terminated.
Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect as explicitly set forth in such provision.
Upon termination of this Agreement by any party, the Provider shall, upon the written request of any Company and subject to Provider's own document and recordkeeping retention policy or applicable law, return to such Company all information received from the System, or at such Company's option, certify destruction of the same.
12. The Provider shall pay such charges and fees in connection with any access or interface to the System as either Company may decide from time to time in its sole discretion; provided that such charges and fees shall be the same as those charged to similarly situated providers, as evidenced by a standard schedule of charges available to all such similarly situated providers.
13. The Provider agrees that should it establish connectivity with any swap data repository affiliated with the Companies, the terms of this Agreement shall cover its relationship with such swap data repository, and such swap data repository shall, as a third party beneficiary hereof, be entitled to rely on the terms of this Agreement, and may enforce the provisions of this Agreement against the Provider, as though it were named as a party hereto.
14. The parties agree that this Agreement shall be governed by the laws of the State of New York, without giving effect to the choice of law provisions thereof.
15. This Agreement is the sole Agreement among the parties with respect to the matters contemplated herein, and supersedes and replaces any prior agreement, whether written or oral, that the parties may have had with respect thereto.
[SIGNATURE PAGE FOLLOWS]

[Provider]
By:
[Signature]
Name:
Title:
Date:
DTCC DERIVATIVES REPOSITORY  LTD.
By:
[Signature]
Name:
Title:
Date:

DTCC REPOSITORY (U.S.) LLC
By:
[Signature]
Name:
Title:
Date: